AMENDMENT TO

INVESTMENT MANAGEMENT AGREEMENT

Between

T. ROWE PRICE EXCHANGE-TRADED FUNDS, INC.

and

T. ROWE PRICE ASSOCIATES, INC.

 This Amendment (the “Amendment”) to the Investment Management Agreement is made as of the 27th day of July, 2021, by and between T. ROWE PRICE EXCHANGE-TRADED FUNDS, INC., a Maryland corporation (the “Corporation”), on behalf of its underlying series funds (the “Funds”), each a separate series of the Corporation, and T. ROWE PRICE ASSOCIATES, INC., a corporation organized and existing under the laws of the State of Maryland (hereinafter called the “Manager”).

W I T N E S S E T H:

 WHEREAS, the parties hereto entered into an Investment Management Agreement dated as of October 28, 2019 (the “Agreement”);

 WHEREAS, the Corporation’s Board of Directors, including a majority of the directors who are not interested persons of the Corporation, has approved, effective July 27, 2021, the creation and addition of the T. Rowe Price QM U.S. Bond ETF, T. Rowe Price Total Return ETF, and T. Rowe Price Ultra Short-Term Bond ETF, each as a separate series of the Corporation;

 WHEREAS, the parties hereto desire to amend the Agreement to make the changes set out below;

 NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. Schedule A to the Agreement is amended to read as follows:

Schedule A

This Agreement relates to the following Funds:

Fund Name	Effective Date of Agreement for the Fund	Annual Management Fee (as a percentage of average daily net assets)
T. Rowe Price Blue Chip Growth ETF	October 28, 2019	0.57%
T. Rowe Price Dividend Growth ETF	October 28, 2019	0.50%
T. Rowe Price Growth Stock ETF	October 28, 2019	0.52%
T. Rowe Price Equity Income ETF	October 28, 2019	0.54%

T. Rowe Price QM U.S. Bond ETF	July 27, 2021	0.08%
T. Rowe Price Total Return ETF	July 27, 2021	0.31%
T. Rowe Price Ultra Short-Term Bond ETF	July 27, 2021	0.17%
T. Rowe Price U.S. Equity Research ETF	February 3, 2021	0.34%

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized and their respective seals to be hereunto affixed, as of the day and year first above written.

Attest:	T. ROWE PRICE EXCHANGE-TRADED FUNDS, INC.
/s/Shannon Hofher Rauser ___________________________________ Shannon Hofher Rauser, Assistant Secretary	/s/David Oestreicher By:___________________________________ David Oestreicher, Executive Vice President

Attest:	T. ROWE PRICE ASSOCIATES, INC.
/s/Kathryn L. Reilly ___________________________________ Kathryn L. Reilly, Assistant Secretary	/s/Fran Pollack-Matz By:___________________________________ Fran Pollack-Matz, Vice President

CAPS\Documents\Agreements\Investment Management Agreements\ETF Amended Investment Management Agreement.docx